10.9

MEDIVISOR
accelerating medical communication

This agreement is entered into between Medivisor, Inc. (the company) and IBB Associates, Inc (IBB). Medivisor will provide it's expertise in marketing to the healthcare arena to promote lead generation through it's "Clinical Challenge" (CC) program. The specifics of the implementation of this program are as follows.

1) IBB agrees to pay Medivisor the sum of $2500 for implementation of this project.

2) Medivisor will create a "Clinical Challenge" with a photo quiz contest. The first participant to correctly answer the quiz will be awarded a prize to be provided and fulfilled by Medivisor.

3) Medivisor will email this "Clinical Challenge" to primary care physicians in the United States. Intermittent email blasts will be sent to groups of 2000 physicians each time. This process will continue until there have been a minimum of 200 leads generated on IBB's behalf.

4) Leads from the CC will be stored in an IBB specific data base to which the client will have access to recover their leads on a real time basis.

5) The database will be maintained for a period of one year for use by IBB.

6) IBB shall remit with a 50% deposit at the signing of this agreement, the remaining balance to be paid upon the mailing date of the first email blast.

7) Medivisor will provide support personnel to assist with any problems that may arise in the implementation of this program.

Agreed to and accepted by:

____________________ ____________________

Prudy Ferrone
President
IBB Associates, Inc. — Date

____________________ ____________________

Dino Luzzi
President
Medivisor, Inc — Date